UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 9, 2009

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2009, ViroPharma Biologics, Inc., a wholly owned subsidiary of ViroPharma Incorporated, (“ViroPharma Biologics”) entered into an amendment (the “Amendment”) to its Agreement for the Purchase and Sale of Blood Plasma (the “Agreement”) with DCI Management Group LLC (“DCI”). Pursuant to the Amendment the parties agreed to extend the initial term of the Agreement, reduced the base purchase price per liter of plasma, increased the minimum purchase requirements, adjusted the base price in the event certain testing is performed by a third party, and modified the price adjustment terms for future periods. The parties also modified the provisions allowing for adjustment to the minimum purchase requires and modified the termination provisions. In addition, the parties specifically identified a new plasma collection center contemplated by the Agreement, supplemented the terms of the Agreement to provide for the possibility of an additional center, reduced the time period allowed for DCI to receive regulatory approval of such center and permits DCI to sell a specified percentage of the output of such new centers for specialty plasma programs which do not compete with ViroPharma. Additional terms modified in the Amendment include inspection rights, extended payment terms and an increase in insurance coverage. The previously disclosed material terms of the Agreement remain unchanged and in effect. ViroPharma Incorporated intends to file a copy of the Amendment as an exhibit to its quarterly report on Form 10-Q for the third quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: July 15, 2009	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary